Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1.   ATL Products UK Ltd., a United Kingdom corporation
2.   Quantum International Inc., a Delaware corporation
3.   Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation
4.   Quantum Peripherals (Europe) S.A., a Swiss corporation
5.   Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation
6.   Quantum Storage Australia Pty, Ltd., an Australian corporation
7.   Quantum Storage Germany GmbH, a German corporation
8.   Quantum Storage France, a French corporation
9.   Quantum Storage Japan Corporation, a Japanese corporation
10.   Quantum Storage Singapore Pte. Ltd., a Singapore private company
11.   Quantum Storage UK Ltd., a United Kingdom corporation
12.   SANlight, Inc., a Delaware corporation